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STAPLES, INC. AND SUBSIDARIES
EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                 1/29/94    1/28/95     2/3/96      2/1/97     1/31/98     1/30/99
                                                 -------    -------     ------      ------     -------     -------

Consolidated pre-tax income prior to
   extraordinary items ........................  $32,352    $63,905    $119,845    $173,041    $212,789    $397,103


Interest portion of rental expense ............   16,529     23,569      31,538      40,815      56,234      69,308

Net interest expense, including amortization
    of deferred issuance costs ................    7,093     11,037      31,353      53,458      33,947      31,057

Less: interest capitalized ....................                                        (611)     (1,387)     (2,254)
                                                                                   --------    --------    --------

     Earnings .................................  $55,974    $98,511    $182,736    $266,703    $301,583    $495,214
                                                 =======    =======    ========    ========    ========    ========

Interest portion of rental expense ............  $16,529    $23,569    $ 31,538    $ 40,815    $ 56,234    $ 69,308

Net interest expense, including amortization
  of deferred issuance costs ..................    7,093     11,037      31,353      53,458      33,947      31,057
                                                 -------    -------    --------    --------    --------    --------

     Fixed Charges ............................  $23,622    $34,606    $ 62,891    $ 94,273    $ 90,181    $100,365
                                                 =======    =======    ========    ========    ========    ========

     Ratio of Earnings to Fixed Charges .......     2.37       2.85        2.91        2.83        3.34        4.93
                                                 =======    =======    ========    ========    ========    ========


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